  Exhibit 99.1

Investor Update - March 16, 2020

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our consolidated operations. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expenses for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing information about estimated fuel prices and our hedging program. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2019, as well as in other documents filed by the Company with the SEC after the date thereof. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, changes in laws and regulations, risks inherent in the achievement of anticipated synergies and the timing thereof in connection with the acquisition of Virgin America, and the risks associated with contagious illnesses and contagion, such as COVID-19. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED

Operational Update

As the COVID-19 pandemic evolves, our financial and operational outlook changes daily. We are monitoring the impacts and implementing mitigation strategies as we work to preserve cash and protect the long-term sustainability of our company. Based on information from health experts and government officials, this difficult situation appears likely to get worse before it gets better. For this reason we plan to continue providing transparency to you in the weeks to come as we adapt to changing circumstances.

On March 10, 2020 we expected to reduce capacity in May 2020 by approximately 3%. Since that time passenger demand has continued to deteriorate and exhibit volatility, resulting in extremely soft new bookings and unprecedented levels of cancellations. As a result we are taking additional action, including:

–We will immediately reduce capacity for April by at least 10% and May by at least 15% from original expectations;
–We will monitor demand and will continue to reduce capacity on a rolling 15 day basis as needed;
–We are pursuing additional borrowing of approximately $500 million;
–We will suspend at least $300 million of our capital spending, largely through the deferral of pre-delivery aircraft payments and certain non-aircraft capital projects;
–Effective March 7, 2020 Brad Tilden, Chief Executive Officer and Ben Minicucci, President have reduced their base salaries to zero;
–We will suspend share repurchases;
–We will offer employees unpaid leaves of absence for 30, 60 and 90 day time-frames; and
–We will freeze hiring across the company except to fill essential front line and management roles.

We anticipate needing to exercise further discretionary changes and other cost reduction measures and expect to make decisions over the course of the next several weeks.

As of March 16, 2020 Air Group had unrestricted cash and short-term investments of approximately $1.9 billion.

Given the volatility and quickly-changing dynamics of passenger demand and its impact on our operation, we consider it useful to provide investors with transparency to demand trends for air travel on Air Group's network, as measured by booked load factor. We intend to provide periodic load factor updates for the duration of the crisis. This disclosure is in direct response to the unusual circumstances resulting from the COVID-19 pandemic, and we will discontinue any updates to these load factor disclosures when the situation stabilizes.

In a period of normal operations, we typically see advanced booked load factor increase steadily in the month leading up to the travel departure date, as close-in bookings occur. Recently, we have seen load factors decline throughout the month as materially fewer new bookings occur, and these bookings have been offset by significant cancellations. As of the date of this update and, for comparison, the two previous weeks, our booked load factor for the next three months is as follows:

	Advanced booked load factor for the month of:
As of:	March 2020	March 2019	YoY Gap	April 2020	April 2019	YoY Gap
March 1, 2020	69%	70%	(1 pt)	43%	41%	1 pt
March 9, 2020	69%	77%	(8 pts)	48%	49%	(1 pts)
March 16, 2020	56%	81%	(25 pts)	43%	56%	(13 pts)